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                                                                   Exhibit 10.16

            DEFERRED EQUITY RIGHTS PROGRAM FOR NON-EMPLOYEE DIRECTORS

                                       OF

                      JOHN HANCOCK FINANCIAL SERVICES, INC.

                (As Amended and Restated as of December 2, 2002)

In addition to the annual retainer and meeting fees, eligible Directors will be entitled to deferred equity rights under this Deferred Equity Rights Program for Directors of John Hancock Financial Services, Inc. (the "Deferred Rights Program") with payment deferred until the Payment Date.

Section I.  Effective Date:  January 1, 1997

Section II.  Eligibility:

Eligibility in the Plan is limited to those outside Directors of the Company or John Hancock Life Insurance Company who either (1) have never been an employee of the Company or the John Hancock Life Insurance Company; or (2) who have served on the Policy Committee of the Company or the John Hancock Life Insurance Company and who continue to serve on the Board of Directors of the Company or John Hancock Life Insurance Company as a Director after retirement under the Company pension plan.

An Eligible Director who has, as of the Effective Date, attained an age that is within 5 years of his or her mandatory retirement age can elect not to participate in the Deferred Equity Rights Program and to continue to participate in the Deferred Compensation Program for Directors of John Hancock Financial Services, Inc., as established by a Vote of the Board of Directors on February 13, 1984 and subsequently amended (the "Deferred Compensation Program"). Those Directors who, as of the Effective Date, either have not attained an age that is within 5 years of mandatory retirement or have attained such age but who elect to participate in the Deferred Equity Rights Program, will cease to participate in the Deferred Compensation Program as of the Effective Date.

Section III.  Annual Equity Rights:

An amount equal to 50% of the Director's annual Board Meetings retainer in effect as of January 1st of each year, beginning on the Effective Date, shall be added to each Eligible Director's Equity Rights Account. Except for Eligible Directors who retire prior to May 14, 2001, the effective date of the Non-Employee Directors' Long-Term Stock Incentive Plan, annual Equity Rights under this Plan shall cease, effective as of December 31, 2000. For Eligible Directors who retire during the calendar year 2001 but prior to May 14, 2001, the effective date of the Non-Employee Directors' Long-Term Stock Incentive Plan, a final Equity Rights shall be awarded under this Plan for the year 2001.

Section IV.  Earnings on Equity Rights:

For each Eligible Director who is a member of the Board of Directors on December 31st of any year, the value of his or her Equity Rights Account shall be adjusted (up or down) as of such date by an amount equal to the Company's return on equity, as determined by the Compensation Committee, for that year.

Notwithstanding the above, effective as of February 5, 2001, the entire balance of the Equity Rights Account of each Eligible Director shall be invested in the form of deferred stock units of the Company. Deferred stock units are not actual shares of stock and cannot be settled in or surrendered for shares of stock. Instead, they are distinct investments administered by the Company under the Company's Deferred Compensation Plan for Directors that provide a return on the deferred amount equal to the return that would occur if the deferred amount were actually used to purchase shares of the Company's common stock ("JHFS Stock"), including the immediate reinvestment of cash dividends when paid into shares of JHFS Stock. Holders of deferred stock units have no voting rights or any

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attributes of stock ownership other than such equivalent economic return. The number of deferred stock units received by each Eligible Director under this paragraph shall be equal to the amount in the Equity Rights Account divided by the per share Fair Market Value (as then defined in the Company's 1999 Long-Term Stock Incentive Plan) of JHFS Stock on February 5, 2001.

Section V.  Payment Date:

Unless a Director elects one of the deferral options described below, the total amount in a Director's Equity Rights Account shall become payable in the year following the year of the Director's death, retirement, resignation, or becoming permanently disabled, as determined by the Company (the "Payment Date").

Section VI.  Deferral or Waiver Options:

An Eligible Director may elect at any time prior to the end of the calendar year that is at least 12 months prior to the Payment Date, on a form provided by the Company, one of the following methods of distribution:

             (A)   lump sum, or

(B) annual installments for a period specified by the Participant, commencing on the Payment Date and terminating no later than twenty (20) years from such date.

In the event an Eligible Director fails to make this election, payment shall be made in the form of a lump sum.

In addition, in lieu of the deferral options described above, an Eligible Director may irrevocably elect to waive the receipt of all or part of his or her Equity Rights Account. An election to waive must be made, on a form and in a manner approved by the Company, on or before the last day of the calendar year preceding the year in which distribution is scheduled to occur. If so elected, the Eligible Director agrees to waive part or all of the his or her rights to his or her Equity Rights Account in exchange for the purchase by the Company (after the Eligible Director terminates his service as a Director of the Company) of a split dollar life insurance policy insuring the life of the Eligible Director or the joint lives of the Eligible Director and his or her spouse. The form of the life insurance policy shall be as mutually agreed to by the Eligible Director and the Company. If the Eligible Director elects this waiver, all rights with respect to his or her Equity Rights Account under the this plan shall cease and any survivor benefits shall be governed by the terms of the split dollar life insurance policy purchased by the Company under the waiver option.


Section VII.  Interest on Equity Rights Accounts:

Upon the retirement or resignation of an Eligible Director, his or her Equity Rights Account will cease to be subject to the adjustment based on the Company's return on equity, or deferred stock units, described above. Instead, the amount of Equity Rights payable to an Eligible Director, including amounts not yet paid if annual installments are elected under the deferral option described above, shall be increased based on the interest rate on ten-year Treasury Constant Maturities. The determination of the interest rate to be credited and the calculation of interest due under this Article shall be subject to the sole discretion and authority of the Company. The Company shall be entitled to establish rules and procedures to facilitate the calculations described herein.


Section VIII.  Survivor Benefit:

In the event of the death of an Eligible Director prior to the receipt of any or all payments due under the Deferred Equity Rights Program, any remaining payments shall be paid to the beneficiary designated by the Eligible Director on a form provided by the Company. If no designated beneficiary is then living, any remaining payments shall be paid to the Director's estate. Such payment to the beneficiary or estate shall be a single payment equal to the value of the Director's remaining Equity Rights Account.

Section IX.  Amendment and Termination:

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The Company's Board of Directors may amend or terminate the Deferred Equity
Rights Program at any time and authorizes the Company's Senior Committee to make any changes of a technical nature that it deems appropriate to carry out the terms of the Deferred Equity Rights Program.

The Company will not be required to reserve or otherwise set aside funds to meet the obligations under the Deferred Equity Rights Program and such obligations shall not be assignable by any Director or beneficiary.

Notwithstanding the above, for two years after a Change of Control occurs, the Deferred Equity Rights Program may not be terminated, nor may the Deferred Equity Rights Program be amended if such amendment would serve to reduce the amount of benefits provided under this Deferred Equity Rights Program below the amount that would have been payable on the date immediately preceding the date the Change of Control occurred or in any way adversely affect the rate or amount of benefit vesting or benefit accrual as compared to the rate or amount of benefit vesting or benefit accrual in effect on the date immediately preceding the date the Change of Control occurred.

A "Change of Control" shall be deemed to have occurred if:

(i) any Person (as defined below) has acquired, "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company or John Hancock Life Insurance Company representing 30% or more of the combined Voting Power (as defined below) of the securities of the Company or John Hancock Life Insurance Company; provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, John Hancock Life Insurance Company, or any Affiliate; or

(ii) within any 24-month period, the persons who, at the beginning of such period, were members of the Board (the "Incumbent Company Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election to the Board, by at least two-thirds (2/3) of the Incumbent Company Directors then still in office shall be deemed to be an Incumbent Company Director for purposes of this subclause (ii); provided, however, that no individual initially elected or nominated for election to the Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Company Director; or

(iii) within any 24-month period, the persons who, at the beginning of such period, were members of the John Hancock Life Insurance Company Board (the "Incumbent John Hancock Life Insurance Company Directors") shall cease to constitute at least a majority of the John Hancock Life Insurance Company Board or the board of directors of any successor to John Hancock Life Insurance Company; provided, however, that any director elected to the John Hancock Life Insurance Company Board, or nominated for election to the John Hancock Life Insurance Company Board, by at least two-thirds (2/3) of the Incumbent John Hancock Life Insurance Company Directors then still in office shall be deemed to be an Incumbent John Hancock Life Insurance Company Director for purposes of this subclause (iii); provided, however, that no individual initially elected or nominated for election to the John Hancock Life Insurance Company Board as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the John Hancock Life Insurance Company Board shall be deemed to be an Incumbent John Hancock Life Insurance Company Director; or

(iv) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a "Company Corporate Event") and immediately following the consummation of which the stockholders of the Company, immediately prior to such Company Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

(A) in the case of a merger or consolidation, the surviving or resulting corporation,

(B)   in the case of a statutory share exchange, the acquiring corporation,

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(C)   in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Company Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Company Corporate Event, [provided that no Change of Control shall be deemed to have occurred if the Executive is employed, immediately following such Company Corporate Event, by any entity in which the stockholders of the Company immediately prior to such Company Corporate Event hold, directly or indirectly, a majority of the Voting Power];

Provided that in each case such majority of the Voting Power is represented by securities of the Company that were outstanding immediately prior to such Company Corporate Event (or, if applicable, is represented by shares into which such securities of the Company were converted pursuant to such Company Corporate Event); or

(v) upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of John Hancock Life Insurance Company which has been approved by the stockholders of John Hancock Life Insurance Company (a "John Hancock Life Insurance Company Corporate Event"), and immediately following the consummation of which the stockholders of John Hancock Life Insurance Company immediately prior to such John Hancock Life Insurance Company Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of

(A) in the case of a merger or consolidation, the surviving or resulting corporation,

(B)   in the case of a statutory share exchange, the acquiring corporation, or

(C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant John Hancock Life Insurance Company Corporate Event, holds more than 25% of the consolidated assets of John Hancock Life Insurance Company immediately prior to such John Hancock Life Insurance Company Corporate Event, [provided that no Change of Control shall be deemed to have occurred if the Executive is employed, immediately following such John Hancock Life Insurance Company Corporate Event, by any entity in which the stockholders of John Hancock Life Insurance Company immediately prior to such John Hancock Life Insurance Company Corporate Event hold, directly or indirectly, a majority of the Voting Power];

Provided that in each case such majority of the Voting Power is represented by securities of John Hancock Life Insurance Company that were outstanding immediately prior to such John Hancock Life Insurance Company Corporate Event (or, if applicable, is represented by shares into which such securities of John Hancock Life Insurance Company were converted pursuant to such John Hancock Life Insurance Company Corporate Event); or

(vi) any other event occurs which the Board or the John Hancock Life Insurance Company Board declares to be a Change of Control.

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